Exhibit 10.26

Fender Musical Instruments Europe Limited

Gordon Raison

Service Agreement

Date:	30th August 2005
Document Number:	163204.6

33 Cannon Street London EC4M 5TB

tel: (+44) (0) 20 7246 5800 - fax: (+44) (0) 20 7246 5838

CONTENTS

1.	Definitions	1

2.	Commencement and Term	2

3.	Probationary Period	3

4.	Role and Duties of the Executive	3

5.	Place of Work	4

6.	Remuneration	4

7.	Car	5

8.	Expenses	6

9.	Holidays	6

10.	Sickness Benefit	7

11.	Pension and Life Assurance	7

12.	Private Medical Insurance	8

13.	Permanent Health Insurance	8

14.	Other Benefits	8

15.	Restrictions During His Employment	9

16.	Confidential Information	9

17.	Company Property	10

18.	Inventions and Other Intellectual Property	11

19.	Termination	12

20.	Reconstruction or Reorganisation	14

21.	Garden Leave	14

22.	Restrictive Covenants	15

23.	Dismissal/Disciplinary and Grievance Procedure	17

24.	Data Protection and Communications	17

25.	Notices	17

26.	Deductions	18

27.	Former Contracts of Employment	18

28.	Staff Handbook	18

29.	General	18

30.	Choice of Law and Submission to Jurisdiction	19

31.	Counterparts	19

Schedule 1 Fender Profit Sharing Performance Plan		20

i

THIS AGREEMENT is made the 30th day of August 2005

BETWEEN:

(1)	Fender Musical Instruments Europe Limited (registered number 03127180) whose registered office is at Hill House, 1 Little New Street, London BC4A 3TR (the “Company”);

(2)	Gordon Raison of 10 Basil Close, Earley, Reading RG6 5GL (the “Executive”).

THE PARTIES AGREE that the Company will employ the Executive and the Executive will serve the Company on the following terms and conditions:

1.	Definitions

1.1	Definitions

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Act”	the Employment Rights Act 1996 as amended;

“Accrued Entitlement”	means the Executive’s annual holiday entitlement (in days) multiplied by the proportion of the holiday year during which the Executive has been employed by the Company;

“Board”	the board of directors for the time being of the Company or any committee of directors appointed by the board for the time being;

“Confidential Information”	all and any information (whether or not received in documentary form, or on computer disk or tape) relating to the business, affairs, finances, business methods, corporate plans, research, internal processes or development projects of the Company or any Group Company; all and any details of customers, potential customers or suppliers of the Comapny or any Group Company, the nature of the customers’ or suppliers’ business operations, all confidential aspects of customers’ or suppliers’ business relationships with the Company or any Group Company; all and any information relating to any employee of the Company or any Group Company; all and any trade secrets, macros formulae, inventions and any other intellectual property rights howsoever arising, designs or technical date of the Company or any Group Company or other confidential technical information relating to the research, and development, production or supply of any past, present or future product or service of the Company or any Group Company, and other information to which the Company or any Group Company attaches an equivalent level of confidentiality or in respect of which it overs an obligation of confidentiality to a third party;

“Day’s Pay”	means one-fifth of the Executive’s weekly salary;

“Group”	the Company and the Group Companies;

“Group Company”	any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by section 7.5 of the Companies Act 1985.

1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or incorporation of this Agreement.

1.4	Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate be deemed to include the feminine and vice versa.

1.5	Any reference to a statutory provision in this Agreement shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.6	The Company accepts the benefits of this Agreement on its own behalf and on behalf of the Group and shall be entitled to assign (wholly or in part), at its sole discretions , its rights is connection with the Agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.

2.	Commencement and Term

2.1	The employment of the Executive shall commence on such date as may be agreed between the Company and the Executive which failing agreement shall not be later than 3 months from the date of this Agreement and shall continue (except as provided in Clause 19) unless and until terminated by either the Company giving 3 months’ prior notice or the Executive giving 3 months’ prior notice in writing. It is a condition of this Agreement that the Executive commences employment within 3 months from the date of this Agreement.

2.2	For the purposes of the Act, the Executive’s period of continuous employment will commence on the date act out in Clause 2.1 above.

2.3	The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or as at and from the date set out in Clause 2.1 above from performing his duties under it.

3.	Probationary Period

3.1	The first 3 months of the Executive’s employment will be a probationary period. During the probationary period, the Company or the Executive may terminate the Executive’s employment on one month’s written notice.

3.2	The Company may extent the probationary period if circumstances make it reasonable and appropriate to do so, in which case the Executive will be notified in waiting of such an expansion.

4.	Role and Duties of the Executive

4.1	The Executive shall serve the Company as Managing Director, although his job title may change from time to time to reflect the actual duties by undertakes. With the prior consent of the Executive but not otherwise, the Company may appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time subject to there being no loss of status by the Executive. The Executive will report to the President, Fender Musical Instruments Corporation.

4.2	Subject always to Clause 4.3 below, the Executive’s duties will include:

4.2.1	having full P&L responsibility for the Company’s departments and areas act Forth in section 4.2.2 and supporting P & L responsibility for the Company’s Sales and Marketing;

4.2.2	delivering outstanding operational leadership across the region focusing on the Finance, Supply Chain, Human Resource, IT and Legal function;

4.2.3	improving the reporting structure and controls within the European Finance function, increasing its sophistication and aligning it with the US model (US GAAP and Sarbanes Oxley);

4.2.4	implementing SAP across Europe;

4.2.5	increasing the operational efficiency of the Supply Chain, reducing Inventory and Increasing fulfillment; and

4.2.6	conducting a full scale operational assessment of the Company’s and\or Group Company’s departments identified in section 4.2.2 within the first ninety (90) days of employment.

4.3	During his employment the Executive shall:

4.3.1	devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours (which are 10.00 am to 6.00 pm, Monday to Friday) and during such additional hours as are necessary for the proper performance of his duties;

4.3.2	faithfully and diligently perform such duties and exercise such powers consistent with his position to a standard that is acceptable to the Board and/or the President, Fender Musical Instruments Corporation;

4.3.3	do all in his power to promote, develop and extend the business of the Company and the Group;

4.3.4	obey the reasonable and lawful directions of the Board and/or the President, Fender Musical Instruments Corporation;

4.3.5	comply with all the Company’s rules, regulations, policies and procedures from time to time in force; and

4.3.6	keep the Board and the President, Fender Musical Instruments Corporation at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide much explanations in connection with it as the Board and the President, Fender Musical Instruments Corporation may require.

4.4	The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties or not to perform any duties at all and save for the latter case, the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

4.5	The Executive agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the “Regulations”), that Regulation 4 of the Regulations does not apply to him. The Company and the Executive agree that the Executive’s consent, for the purpose of this Clause 4.5, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving the Company three month’s notice of his wish to do so.

4.6	The Executive shall, if and so long as the Company requires and without any further remuneration other than is specified in this Agreements.

4.6.1	carry out duties on behalf of any Group Company; and

4.6.2	act as a director or officer of any Group Company.

5.	Place of Work

The Executive’s place of work will be the Company’s offices at Unit 5. The Felbridge Centre, Imberhom Lane, East Grinstead, West Sussex RH19 1XP, United Kingdom but the Company may require the Executive to work at any place (whether inside or outside the United Kingdom) for such periods as the Company may from time to time require, except that the Executive will not be required to work continuously outside the United Kingdom for more than one month without his prior consent.

6.	Remuneration

6.1

The Company shall pay to the Executive a gross annual salary of £121,900 (which shall accrue from day to day), less such tax and employee National Insurance contributions or other deductions the Company is obliged or authorized to make, on or before the 15th day of each calendar month by credit transfer to his bank account payable by equal monthly instalments in arrears (or such other sum as may from time to time be agreed). The rate of salary will be reviewed annually in January, the first such review to take place in January 2006. These is no obligation on the Company to increase the Executive’s salary.

6.2	Subject to approval by the Board of Directors of Fender Musical Instruments Corporation, the Executive shall be entitled, from commencement of employment with the company, to participate in the Fender Profit Sharing Performance Plan or such other compassable plan for the time being in force subject to the rules applicable to such plan as amended or varied from time to time at Fender Musical Instruments Corporation’s discretion. The current terms of the Fender Profit Sharing Performance Plan are set out in the Schedule to this Agreement.

6.3	The Executive will be entitled to participate in any equity compensation plan that is introduced subject to approval of the Company or Fender Musical Instruments Corporation and / or the respective Board of Directors as appropriate.

6.4	Salary payable shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

6.5	Payment of salary and any payment made under the Fender Profit Sharing Performance Plan (if applicable) to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Company may from time to time think fit.

7.	Car

7.1	Subject to his remaining legally qualified and fix to drive, the Executive shall receive a car allowance for use of his own care of £925 per month which shall be payable together with and in the same manner as the salary in accordance with clause 6.1. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

7.2	The Company shall tax and comprehensively insure the car and pay or reimburse, as appropriate, against receipts or other appropriate evidence as the Company may require the costs of running, servicing and repairing the car other than fuel used for private mileage. The Company shall provided the Executive with a fuel card. The Executive will be permitted to use the car for reasonable private use provided that the Executive shall most the cost of fuel and any other expenses in respect of such private use. The car will at all times remain the property of the Company.

7.3	If the Executive shall be convicted of any offence under the Road Traffic Acts or become involved in any accident involving the car, be shall immediately notify the Company and supply such information in connection with such conviction or accident as the company may request.

7.4	The Executive shall take good care of the car and ensure that the provisions and conditions of any Company car policy from time to time and of any insurance policy relating to it are observed and shall return the car and its keys to the Company at its registered office (or any other place the Company may reasonably nominate) immediately upon the termination of his employment however arising.

7.5	The Executive shall ensure that at all times when the car is driven on the road it is in the state and condition required by law and that if so required a current test certificate is in force relating to it.

8.	Expenses

8.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to his providing such receipts or other appropriate evidence as the Company may require.

8.2	The Executive will be issued with a company credit card on condition that he:

8.2.1	takes good care of such card and immediately reports any loss of it to the Company;

8.2.2	uses the card only for the purpose of the Company’s business in accordance with any applicable Company policy thereto; and

8.2.3	returns the card immediately to the Company on request.

9.	Holidays

9.1	The Executive shall be entitled, in addition to all Bank and public holidays normally observed in England, to 25 working days’ paid holiday in each holiday year (being the period from 1 January to 31 December).

9.2	The Executive may take his holiday only at such times as are approved by the President Fender Musical Instruments Corporation. The Executive should give twice as much notice of the proposed holiday as the holiday period itself. In any event, no more than two weeks’ holiday may normally be taken at any one time without prior approval of the President, Fender Musical Instruments Corporation.

9.3	In the respective holiday years in which his employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rate basis for each completed calendar month of service during the relevant year.

9.4	A maximum of five days’ holiday may be carried forward to the next holiday year, provided it is approved by the President, Fender Musical Instruments Corporation before the end of the holiday year in which it arose and taken before 30 June in the next holiday year. Except where a five day carry-over has been approved, failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu of it.

9.5	The Company may either requires the Executive to take unused holiday during any notice period or make a payment to him in lieu of it, as calculated in Clause 9.6.

9.6	If at the date on which the Executive’s employment terminates, he has taken less of his annual holiday entitlement than his Accrued Entitlement, the Company will make a payment to him in respect of untaken holiday at the rate of Day’s pay for each day of untaken holiday. The number of days of untaken holiday will be equal to the Accrued Entitlement less the number of days taken by the Executive between the start of the holiday year and the termination date.

9.7	If at the date on which the Executive’s employment terminates, he has taken more of his annual holiday entitlement than his Accrued Entitlement, the company may recover any excess payment and the Executive authorises the Company to deduct it from any payments due to him.

10.	Sickness Benefit

10.1	Subject to Clause 19, the Company will have the discretion to continue paying the Executive’s salary for up to 40 working days’ absence on medical grounds in any period of 12 calendar months provided that the Executive shall from time to time if required:

10.1.1	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

10.1.2	undergo at the Company’s expense, a medical examination by a doctor appointed by the Company (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company).

10.2	Payment in respect of any other or further period of absence shall be at the Company’s discretion.

10.3	Any payment to the Executive pursuant to Clause 10.1 shall be deemed to include any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

10.4	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then the Executive shall:

10.4.1	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

10.4.2	give to the Company such information concerning the above matters as the Company may reasonably require; and

10.4.3	if the Company so requires, refund to the Company say amount received by him from any such third party provided that the refund shall be no more then the amount which he has recovered in respect of remuneration.

11.	Pension and Life Assurance

11.1	The Company shall provide the Executive with access to designated stakeholder pension scheme as required by law. Subject to the rules thereof, the Company will match 50% of the Executive’s contributed to the relevant stakeholders pension scheme up to a maximum contribution by the Company of £5,000 per annum. If the Executive wishes to pay into a private pension scheme maintained by the Executive, as alternative arrangement will be reached.

11.2	Subject to the production of such evidence of good health as may be required, the Executive will be entitled, at the expense of the Company, to participate in life assurances arrangements under which payment of a lump sum of two times the Executive’s basic salary will be made. Life assurance arrangements are subject to certain Inland Revenues limitations and maximum payments. Further details can be provided by the Company’s personnel management. The Company reserves the right to withdraw or amend the terms of life assurance cover at any time.

12.	Private Medical Insurance

12.1	The Executive and the Executive’s spouse and children, while aged under 18 years, shall be entitled to participate in the company’s private medical insurance scheme subject to:

12.1.1	the terms of that scheme, as amended from time to time;

12.1.2	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

12.1.3	the Executive and his spouse and any dependent children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider of that scheme and the premium being at a rate which the Company considers reasonable.

12.2	If the insurance provider refuses for any reason to provide private medical insurance benefit to the Executive or the Executive’s spouse and any dependent children under the age of 18, the company shall nor be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

12.3	The company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Executive’s cover) at any time on reasonable notice to the Executive.

13.	Permanent Health Insurance

13.1	The Executive will be entitled, at the expense of the Company, to such permanent health insurance or disability cover as may from time to time be in operation in respect of the Company’s employees subject to the Executive being accepted under the relevant scheme at the cost of normal premiums only and subject to any medical examination that may be required before acceptance. The extent of permanent health insurance or disability cover may vary from time to time and is in the discretion of the company to alter or withdraw.

13.2	If any claim made in respect of the Executive under the permanent health insurance scheme is accepted in whole or in part, the Company shall with immediate effect from such acceptance:

13.2.1	no longer be under any obligation to pay any amounts or to provide any benefits to the Executive other than those provided for under the terms of the permanent health insurance scheme rules applicable at the date of the Executive’s claims; and

13.2.2	the Company shall automatically become entitled to appoint a successor to the Executive to perform all or any of the duties required of the Executive under the terms of this Agreement and the Executive’s duties shall be amended accordingly.

14.	Other Benefits

The Executive will be entitled to receive certain discounts on Fender products. The discounts that are available from time to time will be notified to the Executive upon request.

15.	Resolutions During His Employment

15.1	During his employment, the Executive shall not directly or indirectly:

15.1.1	be employed, engaged, concerned or interested in any other business or undertaking; or

15.1.2	engage in any activity which the Board reasonably considers may be, or become harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interface with the performance of the Executive’s duties under this Agreement.

15.2	The Executive agrees that he will not at any time during the course of his employment take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any business of the Company.

15.3	During the term of this Agreement, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Board) be engaged, concerned or interested in any other business or undertaking which is wholly or partly in competition with any business carried on by the Company or any Group Company provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorized unit trust and up to five per cent of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognized investment exchange within the meaning of section 285 of the Financial Services and Markets Act 2000 or dealt in the Alternative Investments Market or any such other exchange as may be specified by the Board from time to time.

15.4	Subject to any regulations from time to time issued by the Company which may apply to him, the Executive shall not receive or obtain directly or indirectly any discount, sobers, commission or other inducement in respect of any sale or purchase of any goods or services affected or other business unsecured (whether or not by him) by or on behalf of the Company or any Group Company.

16.	Confidential Information

16.1	The Executive acknowledges that during the course of his employment under this Agreement he is likely to create, or have access to, or be entrusted with, or come across Confidential Information. The Executive recognizes that the unauthorized use or disclosure of Confidential Information could be damaging to the Group, or to any person, company, business entity or other organisation with whom or which the Group deals, or to whom any Group Company owns an obligation of confidentiality. Accordingly the Executive shall neither during his employment (except in the proper performance of his duties) not at any time (without limit) after the termination of his employment except in compliance with an order of a competent court:

16.1.1	divulge or communicate to any person, company, business entity or other organisation any Confidential Information;

16.1.2	use any Confidential Information for his own purposes or for any purposes other than those of the Company or any Group Company; or

16.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorized disclosures of any Confidential Information.

16.2	The Executive agrees that during his employment (except in the proper course of his duties) he will not without the Company’s prior written consent:

16.2.1	publish any opinion, fact or material;

16.2.2	deliver any lecture or presentation;

16.2.3	participate in the making of any film, radio, television (whether cable, satellite or terrestrial), worldwide web or other media broadcast or transmission; or

16.2.4	communicate with any representative of the media or any other third person, company, business entity or other organization in connection with anything that comprises or concerns Confidential Information.

16.3	The Excessive agrees that each of the above restriction:

16.3.1	covers all actions by him in whatever capacity, whether directly or indirectly via any person, company, business entity, agent, associate, company, partnership, employee, employer, shareholder, must or other organization which, if does by the Executive personally, would breach this Agreement;

16.3.2	must be drawn by him to the attention of any person, company, business entity or other organization who may at any time before or after the termination of his employment offers to employ or engage him in any capacity and for or with whom he intends to work.

17.	Company Property

17.1	The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

17.1.1	shall be and remain the property of the Company or the relevant Group Company; and

17.1.2	Shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of his employment and the Executive shall certify that all such property has been handed over on request by the Company and agrees that he will take all reasonable steps to prevent the disclosure of the same.

17.2	The Executive will be provided with a mobile phone to assist him in the performance of his duties. The Company will pay for the business phone calls and fixed monthly costs in relation to the Executive’s mobile phone. The Executive acknowledges that the mobile Phone, mobile phone number and SIM card are the property of the Company and most be returned to the Company on the termination of his employment.

17.3	To ensure the protection of its workers, clients/customers and business, the Company reserves the right to search the Executive’s work space (including his desk, office, and company car) and any other Company Property provided by the Company which he may use during his employment with the Company. The Company will use this right of access reasonably, but it is important that the Executive is aware that all Company property of which he has use cannot be presumed to be private.

18.	Inventions and Other Intellectual Property

18.1	The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

18.2	Any invention, improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive in the course of his employment (whether capable of being patented or registered or not and whether or nor made or discovered in the course of his employment) In conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adopted for use in or in connection with such business (“Intellectual Property Rights”) shall be disclosed immediately to the Company and shall (subject to section 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

18.3	If and whenever required so to do be the Company, the Executive shall at the expenses of the Company or such Group Company as the Company may direct:

18.3.1	apply or join with the Company or such Group Company in applying for license patent or other protection or registration for any other Intellectual Property Rights in the United Kingdom and in any other part of the world; and

18.3.2	execute all instruments and do all things necessary for vesting all such right this and interest in such letters patent or other Intellectual Property Rights in this Company or such Group Company or such other person as the Company may specify absolutely as sole beneficial owner.

18.4	The Executive irrevocably and unconditionally waives all rights under Chapter IV of Past I of the Copyright, Designs and Patents Act 1988 in connection with his subordinate of any existing or future copyright work in the course of his employment, in whatever part of the world such rights may be enforceable including, without limitations:

18.4.1	the right conferred by section 77 of that Act to be identified as the author of any such work; and

18.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

18.5

The Executive irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute any such instrument or do any such thing and generally to use his name for the purpose of giving to the Company the full benefits of this Clause 18. A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority confirmed by this Agreement shall be conclusive evidence that such is the case.

18.6	Nothing in this Clause 18 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

18.7	If the Intellectual Property Rights are not the property of the Company, the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee the Executive’s rights in the Intellectual Property within 3 months after disclosure pursuant to Clause 18.2 above on fair and reasonable terms to be agreed or settled by a single arbitrator appointed by the Company.

18.8	Rights and obligations under this Clause 18 shall continue in force after termination of this Agreement in respect of Intellectual Property Rights made during the Executive’s employment under this Agreement and shall be binding upon his representatives.

19.	Termination

19.1	Notwithstanding any other provisions of this Agreement, in any of the following circumstances, the Company may terminate the Executive’s employment summarily and without further payment (save for any sums accrued due as at the relevant date) if the Executive:

19.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties;

19.1.2	reports or continues (after warning) any breach of this Agreement;

19.1.3	is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute (whether or not coordinating gross misconduct);

19.1.4	consistently and/or persistently carries out or falls to carry out his duties and obligations under this Agreement in a way and/or to a standard of competence that the Board (acting reasonably) considers to be unacceptable;

19.1.5	has a position presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors;

19.1.6	is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

19.1.7	is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualifications Act 1986 or any other enactment;

19.1.8	shall become of unsound mind or become a patient under the Mental Health Act 1983;

19.1.9	is convicted of an offence under the Criminal Justices Act 1993 Pt V32 or under any other present or future statutory enactment or regulations relating to index dealings;

19.1.10	without prejudice to clauses 19.1.1 to 19.1.9 above, resigns as or otherwise causes to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s action or request.

19.2	Any delay by the Company in exercising such right of termination in Clause 19.1 shall not constitute a waiver of it.

19.3	Notwithstanding the existence of any permanent health insurance provided for the Executive by the Company or the provisions of Clause 10.1 if at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods controlling at least 65 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, then the Company may terminate his employment by giving him not less than statutory minimum written notice to that effect.

19.4	If the Company believes that it may be entitled to terminate his employment pursuant to Clause 19.1, it shall be entitled (but without prejudice to its right subsequently to terminate his employment on the same or any other ground) to suspend the Executive on full pay and other benefits for so long as it may think fit.

19.5	The Company reserves the right, at its absolute direction, to terminate the Executive’s employment at any time by making a payment in lieu of any notice of termination and /or in lieu of the balance of the fixed term of employment corresponding either to the applicable period(s) as set our in Clause 2, or Clause 19.3 in the case of serious incapacity. For this purpose, the Executive agrees that pay in lieu will consist of basic salary only for the notice period which is accrued due as at the date of termination of his employment Should the Company exercise its direction to terminate in this way, all of the Executive’s poor-termination obligations contained in this Agreement, in particular the confidentiality provisions in Clause 16 and the restrictive covenants in Clause 22, shall remain in full force and affect.

19.6	On the termination of his employment or upon either the Company or the Executive having served notice of such termination, the Executive shall, at the request of the Company, resign from office as a director of the Company and all offices held by him in any Group Company and shall transfer without payment to the Company or as the Company may direct any qualifying shares, held by him directly or as nominee, provided which the Executive may have against the Company or any Group Company araising out of the termination of his employment; and the Executive irrevocably authorizes the Company to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this Clause 19.6 and no payment in lieu of notice shall be due to him.

19.7	If (a) the company in a general meeting shall remove the Executive from the office of director of the Company or any Group Company; or (b) under the Articles of Association for the time being of the Company at any Group Company, the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a director of the relevant Group Company (either such case being referred to in the clause 19.7 as an “Event”). then the Executive’s employment under this Agreement shall automatically terminate with effect from this date of the Event.

19.8	With a view to ensuring that his departure can be arranged with the minutes of inconvenience or disruption to the business of the Group and its relationship with third parties and its other employees, the Executive undertakes not, without the poor approval of the Board or the President, Fender Musical Instruments Corporation as to the timing and manner of any communication about his departure, to inform any of this colleges about the proposed cessation of this employment hereunder.

19.9	The Executive acknowledges the right of the Company to monitor and control the performance of its employees and acknowledges this fiduciary obligations enhancing to his position including obligations to inform the Board forthwith upon his becoming were that any of his colleagues engaged in the business of any Group Company of which is it a director is intending or contemplating the termination of his contract of employment with the company of any other company in the Group.

19.10	Without prejudice to any other provisions of this Agreement, the Executive may not (except in the legitimate performance of his duties as an employees) at any time and specifically not on the termination of his employment, delete, copy, forward to a third party or interfere in any way with any Company information (including e-mails of documents relating to Company business) held on a laptop or computer or other electronic device and any attempt to do so will be regarded as gross misconduct.

19.11	Notwithstanding clause 2.1, the Executive’s employment under this Agreement will end automatically when he reaches his normal retirement age. Currently the normal retirement age at the company is 65 (sixty five), but this may change from time to time. No agreement whereby the Executive works beyond his normal retirement age will after his normal retirement age.

20.	Reconstruction or Reorganisation

20.1	if the Executive’s employment is terminated by reason of the liquidation, reorganization or other reconstruction of the Company or any Group Company or as part of any other rearrangement of the affairs of the Company or any Group Company not involving a liquidation and he is offered similar employment by a reconstructed Company or by any another Group Company on terms which (when considered in their entirely) are no less favorable than the terms of this Agreement then, subject to the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981, he shall be obliged to accept such offer and shall have no claim against the Company or any reconstructed Company or Group Company in respect of the termination of his employment.

21.	Garden Leave

21.1	At any time including after notice to terminate employment has been given by the Executive or the Company, the Company may for all or part of the durations of the notice period in its absolute discretion require the Executive;

21.1.1	to perform only such duties (including without limitation research project) as is may allocate to the Executive;

21.1.2	not to perform any duties;

21.1.3	not to have any contact with clients of the Company or any Group Company;

21.1.4	not to have any contact with such employees or suppliers of the Company or any Group Company as the Board shall determine;

21.1.5	to disclose to the Board any attempted contact (other than purely social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

21.1.6	to take any accrued holiday entitlement;

21.1.7	not to enter any premises of the Company or any Group Company not to visit the premises of any of the Company’s or any Group Company’s suppliers or customers;

21.1.8	to resign as a director of the Company or from any other office held by him in the Company or any other Group Company;

Provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to across or be paid (subject to Clause 21.3 below) and provided further that the period of garden leave shall not be for a period exceeding six months in total.

21.2	The Executive acknowledges that such action as set out above taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatever not shall the Executive have any claim against the Company in respect of any such action.

21.3	During any period of garden leave, the Executive shall owe a duty of the utmost good faith to the Company and its Group Companies, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been required by the Company to do so or otherwise be in breach of any of the provisions of this Agreement, the Executive’s right to salary and contractual benefits in respect of such period on non compliance shall be forfeit not withstanding any other provision of this Agreement.

22.	Restrictive Covenants

22.1	The Executive will not for a period of 6 months (less any period during which the Executive has been on garden leave) after the termination of his employment whether as principal or agent, and whether alone or jointly with, or as director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

22.1.1	carry on, or be engaged, concerned or interested in any business which is similar to or competes with any business being carried on by the Company or by any Group Company at the termination of his employment and with which the Executive was involved to a material extent at any time during the last year of his employment provided that nothing in this clause 22.1 shall restrain the Executive from engaging or being interested in any such business insofar as his duties or work relate principally to services or goods of a kind with which the Executive may not have been involved during the last 12 months of his employment;

22.1.2	interface with, tender for, canvass, solicit or endeavour or enrice away from the Company or from any Group Company the business of any person, firm or business who at the date of termination of his employment or at any time during the period of 12 months prior to that date (or if earlier, prior to the date on which the Executive last carried our duties assigned to him by the Company) was, to his knowledge, a customer, client, agent of or supplier to, or who had dealings with the Company or with any Group Company, and with whom or which he had personal dealings in the normal course of his employment at that date of during that period. This restriction is limited to activities by the Executive which will involve offering or providing services similar to those which he will have provided during his employment;

22.1.3	supply any product, carry out or undertake or provide any service similar to those with which he was concerned to a material extent during the period of 12 months prior to the termination of his employment to or for any person who, at the date of termination of his employment or during the period of 12 months prior to that date was a customer, client, agent of or supplier to, or was in the holds of dealing with the Company or with any Group Company, and with whom the Executive had personal dealings in the normal course of his employment during that period of 12 months;

22.1.4	be employed by, or enter into partnership with, employ or attempt to employ or negodate or arrange the employment or engagement by any third party, of any person who was, at the date of the termination of his employment, or within one year prior to that date had been, an employee employed in a sales or managerial capacity of the Company or any Group Company and with whom he had personal dealings during that period, and who is in possession of confidential Information;

22.1.5	solicit, interfere with, tender for or endeavour to enrice away from the Company or from any Group Company any contact, project or business, or the renewal of any of them, carried on by the Company or by any Group Company which is currently in progress at the date of the termination of his employment or which was in the process of negotiation at the date and in respect of which the Executive had material contact with any customer, client, agent of or supplier to the Company or any Group Company at any time during the period of 12 months prior to the date of termination of his employment.

22.2	None of the restrictions contained in Clause 22.1 shall prohibit any activities by the Executive which are not in direct or indirect competition with any business being carried on by the Company or by any Group Company at the date of the termination of his employment.

22.3	Nothing in Clause 22.1 shall preclude the Executive from holding (directly or through nominees) investments in the amount and of the type specified in Clause 15.9.

22.4	At no time after the termination of his employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

22.5	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause to the attention of any third party who may at any time before or after the termination of the Executive’s employment offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during 12 months after the termination of his employment.

22.6	The Executive agrees that, having regard to all the circumstances and having when independent legal advice, the restrictions contained in this Clause are reasonable and necessary for the protection of the Company and the Group Companies and that they do nor bear harshly upon him and the parties agree that:

22.6.1	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

22.6.2	if any restriction is found to be void but would be valid and enforceable if name part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

23.	Dismissal/Disciplinary and Grievance Procedure

The Executive is referred to the Staff Handbook for details of the Company’s Dismissal/Disciplinary and Grievance procedure.

24.	Data Protection and Communications

24.1	The Executive consents to the Company or any Group Company holding and processing both electronically and manually the data (including sensitive personal data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to the Executive for the purposes of the administration and management of its business. It may also be necessary for the Company to forward such personal information to other offices or any Group Company outside the European Economic Area and, in particular, to the United States where such company has offices or storage for the processing for administrative purposes and the Executive consents to the Company doing so as may be necessary from time to time.

24.2	To ensure the protection of its workers, clients / customers and business, the Company reserves the right to monitor, intercept, review and access the Executive’s telephone log, internet usage, voicemail, e-mail and other communication facilities provided by the Company which he may use during his employment with the Company. The Company will use this right of access reasonably, but it is important that the Executive is aware that all communications and activities on the Company’s/any Group Company’s equipment or premises cannot be presumed to be private.

25.	Notices

A notice may be given by any party hereto to any other party hereto either personally or by sending it by prepaid first class post or airmail to his address stated in this Agreement or to any other address supplied by him to the other parties hereto for the giving of notice to him. A properly addressed and prepaid notice sent by post shall be deemed to have been served at an address within the United Kingdom at the expiry of 48 hours after the notice is posted and to have been served at an address outside the United Kingdom at the expiry of 72 hours after the notice is posted.

26.	Deductions

26.1	The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the termination Date).

26.2	For the purposes of the Act and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company at any time.

26.3	This Clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

27.	Former Contracts of Employment

This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied relating to the employment of the Executive (including all bonus and option arrangements), which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges to the Company for itself and on behalf of each Group Company that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

28.	Staff Handbook

The Fender Europe Staff Handbook (as amended from time to time) also forms part of the Executive’s contract of employment. Where there is an inconsistency between the terms of this Agreement and the terms of the Fender Europe Staff Handbook, the terms of this Agreement will prevail.

29.	General

29.1	The Executive acknowledges that the provisions of Clauses 16, 18 and 22 continue separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

29.2	The expiration or termination of this Agreement shall not prejudice any claim which either parry may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

29.3	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the Act.

29.4	Save as otherwise herein provided, there are no terms or conditions of employment relating to hours of work or to normal working hours as to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment under this Agreement.

29.5	No team in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

30.	Choice of Law and Submission to Jurisdiction.

30.1	This Agreement shall be governed by and interpreted in accordance with English law.

30.2	The parties submit to the exclusive jurisdiction of the English courts, but this Agreement may be enforced by the Company or any Group Company in any court of competent jurisdiction.

31.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

IN WITNESS whereof this Agreement has been executed as a deed by the Executive the day and year first written above.

Signed by Geared Mcauley for and on behalf of the Company	) )

Director

Executed and delivered as a Deed by the Executive in the presence of	) )

G.RAISON

Witness Signature

Witness name:	S.THOMPSON

Witness address:	24 RYHILL WAY
LOWER EARLEY
READING
BERKS R96 4AZ
UK.

Schedule 1

Fender Profit Sharing Performance Plan

2005 Criteria

In respect of the 2005 calendar year, the Executive will be eligible to receive a pro-rated payment under the Profit Sharing Performance Plan (“PSPP”), the amount of which will be based on the following criteria: One third will be based on whether or not Fender Musical Instruments Corporation meets or exceeds its budgeted 2005 earnings before interest, taxes, depreciation and amortization target (“EBITDA”); one-third will be based on whether or not the Company masts or exceeds its budgeted 2005 EBITDA; and one third on whether or not the Executive meets or exceeds his Key Performance Objectives (“KPO’s”), as determined by the President, Fender Musical Instruments Corporation.

2006 Onwards Criteria

In respect of the 2006 calendar year and subsequent years, it is likely that the Executive will be eligible to receive PSPP payments based on the following criteria; 50% will be based on the Executive meeting or exceeding his KPO’s; 25% will be based on Fender Musical Instruments Corporation meeting or exceeding its budgeted annual EBITDA for that year, and 25% will be based on the Company meeting or exceeding its budgeted annual EBITDA for that year.

Eligibility and Determination of Profit Sharing Performance Plan Payment

Subject to the Executive meeting or exceeding the criteria set forth above, the Executive shall receive a PSPP payment of between zero (0) and up to a maximum of forty-five percent (45%) of his base salary as set forth in the following chart PSPP payments will be subject to the usual statutory deductions.

% of Current Year’s Performance to Budgeted FMIC & PSPP EDITA and KPO’s	% of Target of 25% of Base Salary Payable as Bonus	% of Base Salary Payable as Bonus
75%	0	0%
76%	4%	1%
77%	8%	2%
78%	12%	4%
79%	16%	5%
80%	20%	6%
81%	24%	7%
82%	28%	8%
83%	32%	10%
84%	36%	11%
85%	40%	12%
86%	44%	13%
87%	48%	14%

88%	52%	16%
89%	56%	17%
90%	60%	18%
91%	64%	19%
92%	68%	20%
93%	72%	22%
94%	76%	23%
95%	80%	24%
96%	84%	25%
97%	88%	26%
98%	92%	28%
99%	96%	29%
100%	100%	30%
101%	102%	31%
102%	104%	31%
103%	106%	32%
104%	108%	32%
105%	110%	33%
106%	112%	34%
107%	114%	34%
108%	116%	35%
109%	118%	36%
110%	120%	36%
111%	122%	37%
112%	124%	37%
113%	126%	38%
114%	128%	38%
115%	130%	29%
116%	132%	40%
117%	134%	40%
118%	136%	41%
119%	138%	41%
120%	140%	43%
121%	142%	43%
122%	144%	43%
123%	146%	44%
124%	148%	44%
125%	150%	45%